Exhibit 10.4.17

KEY ENERGY SERVICES, INC.
2016 EQUITY AND CASH INCENTIVE PLAN
AMENDED AND RESTATED Performance-Based/Time-Vested
OPTION AWARD AGREEMENT
THIS AMENDED AND RESTATED Performance-Based/Time-Vested OPTION AWARD AGREEMENT, including the Appendix attached hereto (this “Agreement”), dated as of [January __], 2017, is made by and between Key Energy Services, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Participant”).
R E C I T A L S:
WHEREAS, Awards of time-vested Options (“Time-Vested Options”) and Awards of Options intended to qualify as Performance Compensation Awards (“Performance-Based Options”, and collectively with the Time-Vested Options, “Options”), may be granted pursuant to the Key Energy Services, Inc. 2016 Equity and Cash Incentive Plan (the “Plan”);
WHEREAS, on [•] (the “Date of Grant”), in recognition of the Participant’s services to the Company, the Company granted the Participant the Time-Vested Options (the “Time-Vested Option Award”) and the Performance-Based Options (the “Performance-Based Option Award”, and collectively with the Time-Vested Option Award, the “Option Award”) provided for in that Performance-Based/Time-Vested Option Award Agreement (the “Prior Agreement”), dated [•] by and between the Company and the Participant, pursuant to the terms of the Plan and subject to the further terms and conditions set forth in the Prior Agreement;
WHEREAS, Section 19 of the Prior Agreement provided the Administrator with the authority to amend the terms of the Option Award from time to time; and
WHEREAS, the Company and the Participant desire that this Agreement supersede and replace in its entirety the Prior Agreement.
NOW, THEREFORE, in consideration for the services rendered by the Participant to the Company and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.
Grant of Options. The Company hereby grants the Participant (a) a Time-Vested Option Award consisting of Options over an aggregate number of [•] shares of Common Stock, at a price per share of Common Stock of $[•] (the “Exercise Price”) and (b) a Performance-Based Option Award consisting of Performance-Based Options over an aggregate number of [•] shares of Common Stock, at a price per share of Common Stock of $[•] (the “Exercise Price”). The number of Performance-Based Options in which the Participant will actually vest will be determined as set forth in Section 3 hereof. All the Options are hereby designated Nonstatutory Stock Options.

2.
Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Administrator shall have the authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement.

3.	Vesting of Options.

(a)
Time-Vested Options. Subject to (i) the Participant’s Continued Service through the applicable Vesting Date (as defined below) and (ii) compliance with the terms and conditions of this Agreement (including without limitation, the restrictive covenants set forth in Appendix A), twenty-five percent (25%) of the Time-Vested Options shall vest on each of the first four (4) anniversaries of the Date of Grant (each, a “Vesting Date”).

(b)
Performance-Based Options. Subject to (i) the Participant’s Continued Service through the last day of the applicable Performance Period (as defined below), (ii) compliance with the terms and conditions of this Agreement (including without limitation, the restrictive covenants set forth in Appendix A) and (iii) Sections 3(d) and 3(e), twenty-five percent (25%) of the number of Performance-Based Options shall vest on the last day of each of the four (4) performance periods set forth below (each, a “Performance Period”) if the Company generates at least $100,000,000 of EBITDA (as defined below) during such Performance Period (the “Performance Goal”). “EBITDA” means Company earnings before interest, taxes, depreciation and amortization.

(c)	Performance Periods.

First	January 1, 2017 - December 31, 2017
Second	January 1, 2018 - December 31, 2018
Third	January 1, 2019 - December 31, 2019
Fourth	January 1, 2020 - December 31, 2020

(d)
First Performance Period. Notwithstanding anything to the contrary in Section 3(b), the Performance Goal shall not apply during the first Performance Period. For the avoidance of doubt, twenty-five percent (25%) of the number of Performance-Based Options shall vest on the last day of the first Performance Period, subject to (i) the Participant’s Continued Service through the last day of the first Performance Period and (ii) compliance with the terms and conditions of this Agreement (including without limitation, the restrictive covenants set forth in Appendix A).

(e)
Catch-Up Vesting. Notwithstanding anything to the contrary in Section 3(b), if a tranche of Performance-Based Options for a Performance Period does not vest because the Performance Goal was not met (the difference between $100,000,000 and the actual amount of EBITDA generated by the Company during such Performance Period, the “Shortfall”), such unvested tranche shall vest on the last day of the Catch-Up Period (as defined below) if during the Catch-Up Period the Company generates EBITDA that exceeds $100,000,000 by at least the amount of the Shortfall. “Catch-Up Period” means the Performance Period immediately following the Performance Period for which the Performance Goal was not met or, for the fourth Performance Period, the one-year period immediately following the fourth Performance Period.

(f)
Certification. Following completion of each Performance Period, the Administrator shall review and certify in writing whether the Performance Goal for such Performance Period has been met. Performance-Based Options that do not vest during the applicable Performance Period or the applicable Catch-Up Period shall be forfeited as of the end of such Catch-Up Period. Notwithstanding anything to the contrary in the Plan, the Administrator shall not apply Negative Discretion with respect to this Performance-Based Restricted Stock Unit Award.

4.	Method of Exercise; Issuance of Shares.

(a)
Exercise. Subject to the provisions of Section 3 and Section 5, to the extent vested, the Options may be exercised, in whole or in part, at any time or from time to time prior to the expiration or the earlier termination of the Options as provided herein, by giving written notice of exercise to the Company, in form and substance satisfactory to the Company, specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the Exercise Price multiplied by the number of shares of Common Stock underlying the portion of the Options exercised as follows: (i) in cash or by certified or bank check; (ii) by a Stock for Stock Exchange; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate exercise price at the time of exercise or (iv) in any other form of legal consideration that may be acceptable to the Administrator.

(b)
Issuance of Shares. As promptly as is practicable after the receipt of a written notice of exercise to the Company, in form and substance satisfactory to the Company, payment of the Exercise Price and satisfaction of applicable withholding requirements, the Company shall issue the shares of Common Stock registered in the name of the Participant, or the Participant’s beneficiary or legal representative, and shall deliver, if applicable, certificates representing such shares with any appropriate legends affixed thereto. The Company may postpone such delivery until it receives satisfactory proof that the issuance of such shares will not violate any of the provisions of the Securities Act or the Exchange Act, or the requirements of applicable state law relating to authorization, issuance or sale of securities, or until there has been compliance with the provisions of such acts or rules. The Participant understands that the Company is under no obligation to register or qualify the shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

5.
Option Term. The term of the Options shall be ten (10) years after the Date of Grant and the Options shall expire at 5:00 p.m. (Eastern Time) on the tenth (10th) anniversary of the Date of Grant, subject to earlier termination in the event of the Participant’s termination of Continuous Service as specified in Section 6.

6.
Termination of Continuous Service. Subject to Section 7(b), or as may otherwise be determined by the Board in its discretion, all unvested Options shall be forfeited upon termination of the Participant’s Continuous Service for any reason. Any Options, to the extent vested at the time of termination of the Participant’s Continuous Service, shall remain exercisable until ninety (90) days following such termination.

7.	Change of Control.

(a)	Notwithstanding Section 3, the Board may, in its sole discretion, accelerate the vesting of the Options in connection with a Change of Control (as defined below).

(b)
Notwithstanding anything to the contrary in this Agreement, if the Participant’s Continuous Service is terminated (i) by the Company other than due to a Termination for Cause (as defined below) or (ii) by the Participant due to a Termination for Good Reason (as defined below), in each case within twelve (12) months following a Change of Control, (A) all unvested Time-Vested Options shall vest and be settled as soon as administratively practicable following the date of such termination and (B) the Board may determine, in its sole discretion, to accelerate the vesting of any unvested Performance-Based Options, which determination shall be made prior to the Change of Control.

(c)	“Change of Control” means:

(i)
the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction or event (a “Business Combination”) involving the Company, which results in: (A) the holders of the Company’s voting securities immediately prior to the Business Combination no longer holding at least 60% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”) or (y) if applicable, the parent company that directly or indirectly has beneficial ownership of at least 95% of the voting power and (B) Platinum Equity Advisors, LLC and its affiliates no longer holding the ability to elect, directly or indirectly, (x) a majority of the members and (y) members holding a majority of the voting power, in each case, of the board of directors of the parent (or, if there is no parent, the Surviving Entity); or

(ii)	the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of Platinum Equity Advisors, LLC); or

(iii)	the stockholders of the Company approve a plan of complete dissolution or liquidation of the Company.
Notwithstanding the foregoing, a “Change of Control” shall not include any Chapter 11 bankruptcy proceeding except as otherwise provided in the joint prepackaged plan of reorganization of the Company and its debtor affiliates filed on October 24, 2016 (the “Bankruptcy Plan”) and any supplement to the Bankruptcy Plan incorporated prior to confirmation of the Bankruptcy Plan; and provided, further, none of (a) the facts or circumstances giving rise to the commencement of, or occurring in connection with, any case filed for the Company or its debtor affiliates under Chapter 11 of the bankruptcy code, (b) the issuance of shares of common stock of the Company reorganized pursuant to the Bankruptcy Plan, or (c) implementation or consummation of any other transaction pursuant to the Bankruptcy Plan shall constitute a “Change of Control.”

(d)
“Termination for Cause” means termination of the Participant’s employment by the Company (or its subsidiaries) by reason of the Participant’s (i) gross negligence in the performance of his or her duties, (ii) willful and continued failure to perform his or her duties (other than such failure resulting from the Participant’s incapacity due to physical or mental illness) that the Participant fails to remedy to the reasonable satisfaction of the Company within thirty (30) days after written notice is delivered by the Company to the Participant that sets forth in reasonable detail the basis of the Participant’s failure to perform his or her duties, (iii) willful engagement in conduct which is materially injurious to the Company or its subsidiaries (monetarily or otherwise) or (iv) conviction of, or plea of guilty or no contest to, a misdemeanor involving moral turpitude or any felony.

(e)	“Termination for Good Reason” means a resignation of employment with the Company (or its subsidiaries) following the occurrence of any of the following:

(iv)
a material diminution in the Participant’s base compensation (except in conjunction with an across-the-board base compensation reduction for executives of the Company), authority, duties or responsibilities from those in effect immediately prior to the date a Change of Control occurs;

(v)
a move of more than fifty (50) miles in the geographic location at which the Participant must perform services from the location at which the Participant was required to perform services immediately prior to the date a Change of Control occurs; or

(vi)	any other action or inaction by the Company that constitutes a material breach of the Plan or this Agreement within one (1) year following a Change of Control.
In order for a resignation to be considered a Termination for Good Reason under this Agreement, (x) the Participant must provide notice to the Company of the existence of one of the above events within thirty (30) days of the initial existence of such condition, (y) the Company must be provided thirty (30) days from the date of the Participant’s notice to remedy that condition (the “Cure Period”), and (z) the condition must not have been remedied by the Company during the Cure Period.

8.
Tax Withholding. The Company shall have the right to withhold from any delivery of Common Stock due under the Plan and this Agreement an amount equal to the applicable required withholding obligation in respect of any federal, state or local tax.

9.
No Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to the shares of Common Stock underlying the Options, nor shall the Participant have any rights to Dividend Equivalents with respect to the Options, unless and until the Participant has become the record holder of such shares.

10.	Restrictive Covenants. The provisions of Appendix A attached hereto shall apply to the Participant. By accepting this Agreement, the Participant agrees to be bound by such provisions.

11.	Detrimental Activity.

(a)	Upon exercise of Options, the Participant shall certify in a manner acceptable to the Company that the Participant has not engaged in any Detrimental Activity (as defined below).

(b)	The Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict this Option Award, in whole or in part, at any time if the Participant engages in any Detrimental Activity.

(c)
In the event a Participant engages in Detrimental Activity after exercise of Options and delivery of Common Stock in respect of such Options and during any period for which any restrictive covenant prohibiting such activity is applicable to the Participant, such exercise, and delivery may be rescinded within one (1) year after the Participant engages in such Detrimental Activity. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Company. The Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company, subject to compliance with Section 409A of the Code, if applicable.

(d)
“Detrimental Activity” means (i) any material violation of the terms of any written agreement (including an Award Agreement, employment agreement or other agreement) with the Company or any of its Affiliates relating to covenants with respect to non-disclosure, confidentiality, intellectual property, work product, inventions assignment, privacy, exclusivity, non-competition, non-solicitation or non-disparagement; (ii) breach of the Company’s Code of Business Conduct; (iii) activity that is discovered to be grounds for or results in the Participant’s Termination for Cause; (iv) the conviction of, or guilty plea entered by, the Participant for any felony or a crime involving moral turpitude whether or not connected with the Company or its Affiliates; or (v) the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or any of its Affiliates.

12.
Compliance with Laws, Regulations and Company Policies. The grant and payment of the Options shall be subject to compliance by the Company and the Participant with all applicable requirements of state and federal laws and regulatory agencies and with all applicable requirements of any stock exchange on which the Common Stock may be listed at the time of such issuance or transfer, if applicable. This Option Award shall also be subject to any applicable clawback or recoupment policies, share trading and stock ownership policies of the Company, and other policies that may be implemented by the Board from time to time.

13.	Section 409A. The Options are intended to be exempt from Section 409A of the Code.

14.
No Right to Continuous Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Participant’s Continuous Service at any time.

15.
Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

If to the Company:
Key Energy Services, Inc.
1301 McKinney Street, Suite 1800
Houston, Texas 77010
Facsimile: 713-651-4559
Attention: General Counsel
If to the Participant:
At the address on file with the Company
All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

16.
Bound by Plan. By accepting this Agreement, the Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all of the terms and provisions of the Plan.

17.
Beneficiary. The Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the legal representative of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

18.
Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Participant and the Participant’s executors, administrators, heirs, and successors.

19.
Amendment of Option Award. Subject to Section 20 and subject to the terms of the Plan, the Administrator at any time and from time to time may amend the terms of this Option Award; provided, however, that the Participant’s rights under this Option Award shall not be impaired by any such amendment unless the Company requests the Participant’s consent and the Participant consents in writing, or except as otherwise permitted under the Plan.

20.
Adjustment Upon Changes in Capitalization. The shares of Common Stock underlying the Options and the Performance Goal may be adjusted as provided in the Plan including, without limitation, Section 11 and Section 2.37 of the Plan. The Participant, by accepting this Agreement, irrevocably and unconditionally consents and agrees to any such adjustments as may be made at any time hereafter.

21.
Governing Law and Venue. The provisions of this Agreement shall be construed and enforced in accordance with the laws and decisions of the State of Delaware, without regard to such state’s conflict of law principles. Any dispute or conflict between the parties shall be brought in a state or federal court located in Wilmington, Delaware. The parties hereto submit to jurisdiction and venue in Wilmington, Delaware and all objections to such venue and jurisdiction are hereby waived.

22.
Severability. If any provision of this Agreement or any part of any provision of this Agreement is determined to be unenforceable for any reason whatsoever, it shall be severable from the rest of the Agreement and shall not invalidate or affect the other portions or parts of this Agreement, which shall remain in full force and effect. Furthermore, each covenant contained in this Agreement shall stand independently and be enforceable without regard to any other covenants or to any other provisions of this Agreement.

23.
Waiver. The waiver by the Company of a breach of any provision contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or as a waiver of any other provisions of this Agreement.

24.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

25.
Right to Reject Option Award; Deemed Acceptance. If the Participant DOES NOT WISH TO ACCEPT this Option Award and to be bound by the terms and conditions of this Agreement, the Participant must provide written notice of the Participant’s desire to reject this Option Award within thirty (30) days of the receipt of this Agreement and such written notice must be signed and dated. Such written notice must be sent to the Company as provided in Section 15.

If the Participant does not provide timely written notice of rejection of the Option Award within thirty (30) days of receipt of this Agreement, the Participant shall be DEEMED to: (a) acknowledge receipt of the Plan incorporated herein, (b) confirm that the prospectus for the Plan has been made available to the Participant, (c) acknowledge that he or she has read this Agreement, the Plan and the Plan prospectus and understands the terms and conditions of them, (d) accept the Option Award, (e) agree to be bound by the terms of the Plan and this Agreement and (f) agree that all decisions and determinations of the Administrator with respect to the Option Award shall be final and binding on the Participant and any other person having or claiming an interest under this Option Award.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement effective as of the date first set forth above.
KEY ENERGY SERVICES, INC.

By:
Name:
Title:

By deemed acceptance of this Option Award as described in Section 25 above, the Participant (a) acknowledges receipt of the Plan incorporated herein, (b) confirms that the prospectus for the Plan has been made available to the Participant, (c) acknowledges that he or she has read this Agreement, the Plan and the Plan prospectus and understands the terms and conditions of them, (d) accepts the Option Award, (e) agrees to be bound by the terms of the Plan and this Agreement, and (f) agrees that all decisions and determinations of the Administrator with respect to the Option Award shall be final and binding on the Participant and any other person having or claiming an interest under the Option Award.
The Participant named below hereby accepts the terms of this Agreement and the Plan.
[NAME]
[ADDRESS]
EMPLOYEE ID NUMBER: [NUMBER]

APPENDIX A

26.
Confidential Information. Contemporaneously with the execution of the Agreement and prior to the Participant’s termination, the Company promises to provide the Participant with access to Confidential Information (as defined below), in a greater quantity and/or expanded nature than any such Confidential Information which may have already been provided. In exchange for the Company’s promises listed above and the Option Award, Participant agrees as follows:

(a)
Non-Disclosure Obligation. As long as the Agreement is in effect and forever thereafter, the Participant will not, without the express written consent of the Chief Executive Officer or the General Counsel of the Company, directly or indirectly communicate or divulge to, or make available to, or use for his or her own benefit or for the benefit of any competitor or any other person or entity, any Confidential Information, except to the extent that disclosure is required (i) at the Company’s direction or (ii) by a court or other governmental agency of competent jurisdiction. As long as such matters remain confidential information, the Participant shall not use such Confidential Information in any way or in any capacity other than as expressly consented to by the Chief Executive Officer or General Counsel of the Company.

(b)
Return of Confidential Information. The Participant agrees that all Confidential Information, including but not limited to records, drawings, data, samples, models, correspondence, manuals, notes, reports, notebooks, proposals, and any other documents concerning the Company’s customers or products or other technical, financial or business information used by the Company and any other tangible materials or copies or extracts of tangible materials regarding the Company’s operations or business, received by the Participant during employment (or period of service) with the Company are, and shall be, the property of the Company exclusively. The Participant agrees to immediately return to the Company (or, with the Company’s permission, destroy) all of the material mentioned above, including memoranda or notes taken by participant and all tangible materials, including, without limitation, correspondence, drawings, blueprints, letters, notebooks, reports, flow-charts, computer programs and data proposals, at the request of the Company. No copies will be made or retained by the Participant of any such Confidential Information, whether or not developed by the Participant.

(c)
The Participant’s obligation to protect Confidential Information shall not prohibit the Participant from disclosing matters that are protected under any applicable whistleblower laws, including reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority, all without notice to or consent from the Company.

27.
Non-Competition. In exchange for the Company’s promises listed in Section 1 of this Appendix A and the Option Award, the Participant agrees that, during the Participant’s employment or period of service with the Company and for a one (1) year period after the date the Participant’s employment (or period of service) is terminated by the Company or by the Participant for any reason, the Participant will not directly or indirectly (without the prior written consent of the Company): (a) hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise (as defined below) or (b) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise.

28.
Non-Solicitation. In exchange for the Company’s promises listed in Section 1 of this Appendix A and the Option Award, the Participant agrees that, during the Participant’s employment (or period of service) with the Company and for a one (1) year period after the date the Participant’s employment (or period of service) is terminated by the Company or the Participant for any reason, the Participant will not, in any manner, directly or indirectly (without the prior written consent of the Company): (a) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (b) transact business with any Client that would cause the Participant to be a Competitive Enterprise, (c) interfere with or damage any relationship between the Company and a Client or (d) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior six (6) months) to resign from the Company or to apply for or accept employment with any other business or enterprise.

29.	Definitions.

(a)
“Client” means any client or prospective client of the Company to whom the Participant provides or provided services, or for whom the Participant transacts or transacted business, or whose identity became known to the Participant in connection with his or her relationship with or employment by the Company.

(b)	“Competitive Enterprise” means any business enterprise that engages in any activity that competes anywhere with any activity in which the Company is then engaged.

(c)
“Confidential Information” shall include, but is not limited to, personnel information (including information relating to any and all aspects of compensation of any and all employees of the Company), knowledge, ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, design specifications, writings and other works of authorship, computer programs, financial information, accounting information, organizational structure, Company expenditures, marketing plans, customer lists and data, business plans or methods and the like, that relate in any manner to the actual or anticipated business of the Company or its affiliates, as well as any and all information regarding the Company and its Affiliates other than information disclosed in public filings under the Exchange Act. Confidential Information also includes all work product conceived, created or developed by the Participant, either solely or jointly with others, in the course of his or her employment, service or relationship with the Company, or, to the extent it relates to the oil and gas industry, as a result of the Participant’s employment, service or relationship with the Company, and the Company is the sole owner of all such work product. Confidential Information shall not include information that is publicly available, unless such information became publicly available by reason of a breach of the agreement by the Participant.

(d)
“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.